Exhibit 99.1

RiceBran Technologies Reports 2Q 2020 Financial Results and Provides Business Updates
Peter Bradley to Take on Role of Executive Chairman, Brent Rystrom to Leave Company
Company has Engaged BMO Capital Markets to Conduct a Review of Strategic Alternatives

THE WOODLANDS, Texas, August 12, 2020 /PRNewswire/ — RiceBran Technologies (RIBT), a global leader in the production and marketing of value-added products derived from rice bran and a producer of rice, rice co-products, and barley and oat products, announced financial results today for the quarter ended June 30, 2020.

“The surge in demand for rice driven by COVID-19 that we saw at the end of the first quarter extended into the second quarter depleting rough rice supply and rapidly escalating prices. As a result of diminishing rice supply, production at Golden Ridge was severely impacted in the latter half of the quarter,” said Brent Rystrom, President and CEO. “Rice prices have now fallen about 50% from peak levels, the harvest in Louisiana is about half complete and looks excellent, and harvest in Arkansas should start in a few weeks on what also looks like a large, high-quality crop.  This should help RiceBran Technologies resume improvements in its financial performance.”

Second Quarter 2020 Operational Highlights

•
Demand for stabilized rice bran remains resilient in a challenging environment: Revenues from our core stabilized rice bran business grew sequentially in the second quarter of 2020 from the first quarter as overall demand remained strong from animal end markets. However, profitability for the business declined from the first quarter due to a shift in mix away from higher margin derivative products for human consumption.

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Shortage of rough rice leads to significant slowdown at Golden Ridge: Revenues from our Golden Ridge Rice Mill decreased over 50% in the second quarter of 2020 from the first quarter as we were unable to acquire rough rice to mill at economical prices in the latter half of the second quarter. Negative operating leverage from lower production was exacerbated by penalties paid on unfulfilled customer commitments.

•
Focused on maintaining a strong balance sheet: Capital resources and operating liquidity remains adequate with over $3.3 million in cash on hand and an incremental $2.0 million in borrowing capacity added after the end of the second quarter. Overall liquidity was negatively impacted in the quarter by the slow down at Golden Ridge as it drove a reduction in borrowing capacity and in our commodities payable balance.

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Further cost cuts identified and strategic advisor retained: The successful implementation of cost cutting initiatives has resulted in a significant reduction in SG&A, and an incremental $2 million in annualized cuts have been identified and are expected to be put in place by year end. We have also retained BMO Capital Markets to undertake a strategic review of opportunities to transform the business in 2021.

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Peter Bradley appointed Executive Chairman: Effective August 14, 2020, Mr. Rystrom will be stepping down as CEO, President, and member of the Board of Directors, and Peter G. Bradley, who joined RiceBran’s board in 2019, will be assuming Mr. Rystrom’s duties upon his departure as Executive Chairman. Current Board Chairman, Brent Rosenthal, has been appointed Lead Independent Director.

“On behalf of the company, I want to thank Mr. Rystrom for his commitment and dedication to the company during these challenging times” Mr. Bradley stated. “I believe we have built a valuable ingredients platform at RiceBran Technologies, and I hope to bring my 23 years of experience as an executive in consumer foods, dietary supplements, food ingredients and specialty chemicals to work with the entire team to maximize that value through streamlining our operations and focusing on our core competencies and to work with our strategic advisors to help us review opportunities to further improve profitability in 2021.”

Second Quarter 2020 Financial Highlights

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Revenue: Revenues of $5.9 million decreased 5% from $6.2 million in the second quarter of 2019. The year-over-year decrease in revenue was primarily due to lower revenues from RiceBran’s core stabilized rice bran business, and to a lesser extent from lower volumes from our Golden Ridge operations, partially offset by an increase in revenue from MGI Grain. Animal feed product revenues increased 4% from the prior year, while revenues from products intended for human consumption decreased by 9%. This latter decline reflected a shift in product mix at RiceBran combined with lower production volumes at Golden Ridge.

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Gross Losses: Gross losses were $1.2 million in the second quarter of 2020 compared to gross losses of $0.2 million in the second quarter of 2019.  The increase in gross losses was primarily attributable to greater losses from Golden Ridge due to low production volumes and higher input commodity prices. Gross profits were also negatively impacted by a year-over-year decline in revenue from RiceBran operations as well as the shift in RiceBran’s sales mix away from more profitable products from human consumption. Gross losses for the quarter included $0.2 million in expenses incurred to settle penalties for unmet delivery commitments.

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SG&A: SG&A expenses decreased to $2.6 million from $3.4 million in the second quarter of 2019, a decrease of $0.8 million, primarily related to benefits from initiatives enacted in the first quarter of 2020 to reduce overall SG&A costs. SG&A in the second quarter of 2020 was also negatively impacted by approximately $300,000 in non-cash losses on the disposal of assets. Management remains confident in its ability to drive overall SG&A to $9 to $10 million for the full year before taking account of newly identified savings, which should have a positive impact on reducing overall SG&A in the second half of 2020 and 2021.

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Net Loss, EBITDA, and Adj. EBITDA: Net loss for the second quarter of 2020 was $3.9 million compared to a net loss of $3.7 million in the second quarter of 2019.  EBITDA (Non-GAAP) losses were $3.2 million in the second quarter of 2020, in line with EBITDA losses of $3.2 million in the second quarter of 2019. EBITDA losses were flat with a year ago as reductions in SG&A have been offset by higher gross losses from operations. Adjusted EBITDA (Non-GAAP) losses were $2.9 million in the second quarter of 2020, compared to losses of $2.8 million in the second quarter of 2019, after adding back $394,000 in stock compensation and other expenses.

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Liquidity: Capital resources and operating liquidity remains adequate with over $3.3 million in cash on hand and an incremental $2.0 million in borrowing capacity added after the end of the second quarter. Overall liquidity was negatively impacted in the second quarter by the slow down at Golden Ridge as it drove a reduction in borrowing capacity under the company’s factoring facility, which was exacerbated by a reduction in commodities payable as Golden Ridge completed raw material sourcing contracts without the ability to enter into new agreements.

Conference Call Information

RiceBran Technologies will host a conference call today, Wednesday, August 12, at 4:30 p.m. Eastern Time to discuss these results. The conference call information is as follows:

•	Direct Dial-in number for US/Canada: (201) 493-6780

•	Toll Free Dial-in number for US/Canada: (877) 407-3982

•	Dial-In number for international callers: (201) 493-6780

•	Participants will ask for the RiceBran Technologies Q2 2020 Financial Results Call

This call is being webcast by ViaVid and can be accessed at http://public.viavid.com/index.php?id=141130.

The call will also be available for replay by accessing http://public.viavid.com/index.php?id=141130.

About RiceBran Technologies

RiceBran Technologies is a global leader in the production and marketing of value-added products derived from rice bran as well as a producer of rice, rice co-product, and barley and oat products. The target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers. Our highly nutritious and clean label ingredient products derived from rice bran, one of the world’s most underutilized food sources, are produced utilizing our proprietary and patented stabilization technology. More information can be found in the Company’s filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies’ expectations regarding its future financial results, sales growth, EBITDA improvements, and SG&A. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties, including the risks that RBT operations are disrupted by the COVID-19 pandemic. RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies’ filings with the Securities and Exchange Commission, including its most recent periodic reports.

Use of Non-GAAP Financial Information

We utilize “Adjusted EBITDA” as a supplemental measure in our ongoing analysis of short term and long-term cash requirement and liquidity needs. Management uses Adjusted EBITDA as an indicator of our current financial performance. By eliminating the impact of all material non-cash charges as well as items that do not regularly occur, we believe that Adjusted EBITDA provides a more accurate and informative indicator of our cash requirements. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered as an alternative to net income (the most comparable GAAP financial measure to EBITDA).

The table below contains a reconciliation of net income (GAAP) and Adjusted EBITDA (Non-GAAP) for the three months and six months ended June 30, 2020.  We do not provide a reconciliation of forward-looking net income (GAAP) to Adjusted EBITDA (Non-GAAP).  Due to the nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in future periods.  Any forward-looking Adjusted EBITDA information that we may provide from time to time consistently excludes the same items from projected net income that are excluded from actual net income in the table below.

Investor Contact

Richard Galterio, Ascendant Partners, LLC, (732) 410-9810, rich@ascendantpartnersllc.com

RiceBran Technologies
Consolidated Income Statement (Unaudited) (GAAP)
(in $000, except per share amounts)

	3 Months Ended			6 Months Ended
	6/30/20	6/30/19	% Chg.	6/30/20	6/30/19	% Chg.

Revenue	$5,903	$6,219	(5%)	$14,233	$12,583	13%
Cost of Goods Sold	(7,127)	(6,463)	10%	(15,862)	(12,484)	27%
Gross (Loss) Profit	(1,224)	(244)	402%	(1,629)	99	(1745%)
Gross Margin	(21%)	(4%)		(11%)	1%

Selling, General & Admin.	(2,615)	(3,422)	(24%)	(5,165)	(6,763)	(24%)
Operating (Loss)	(3,839)	(3,666)	5%	(6,794)	(6,664)	2%

Interest Income (Expense)	(68)	4	(1800%)	(106)	(8)	1225%
Other Income (Expense)	(42)	3	(1500%)	(82)	2	(4200%)
Loss Before Income Taxes	(3,949)	(3,659)	8%	(6,982)	(6,670)	5%

Taxes	-	-	-	-	-	-
Net Loss - Cont. Ops.	(3,949)	(3,659)	8%	(6,982)	(6,670)	5%

Disc. Ops.	-	-	-	-	(216)	(100%)
Net Loss	(3,949)	(3,659)	8%	(6,982)	(6,886)	1%

Basic & Diluted Loss per Share:
Cont. Ops.	(0.10)	(0.11)	(9%)	(0.17)	(0.21)	(19%)
Disc. Ops.	-	-	-	-	(0.01)	(100%)

Weighted Average Shares Outstanding (Basic & Diluted)	40,052,163	33,204,332	21%	40,007,660	31,382,927	27%

RiceBran Technologies
EBITDA and Adjusted EBITDA Reconciliation (non-GAAP)
(in $000)

	3 Months Ended			6 Months Ended
	6/30/20	6/30/19	% Chg.	6/30/20	6/30/19	% Chg.

Net Loss	$(3,949)	$(3,659)	8%	$(6,982)	$(6,670)	5%
Interest Expense (income)	68	(4)	(1800%)	106	8	1225%
Depreciation and Amortization	636	463	37%	1,274	873	46%
EBITDA	(3,245)	(3,200)	1%	(5,602)	(5,789)	(3%)

Other Income (Expense)	42	(3)	(1500%)	82	(2)	(4200%)
Share Based Comp	352	251	40%	664	643	3%
Acquisition Related	-	137	(100%)	-	481	(100%)
Adjusted EBITDA	$(2,851)	$(2,815)	1%	$(4,856)	$(4,667)	4%

RiceBran Technologies
Consolidated Statement of Cash Flows (Unaudited)
(in $000)

	6 Months Ended
	6/30/20	6/30/19
Cash Flow from Operations
Net Loss - Cont. Ops.	$(6,982)	$(6,670)
Adjustments to reconcile net losses to net cash used in operating activities:
Depreciation	1,157	853
Amortization	117	20
Share Based Comp	664	643
Loss on disposition of property and equipment	308	-
Other	(107)	(2)
Changes in operating assets and liabilities (net of acquisitions)
Accounts Receivable	1,090	(774)
Inventories	(1,111)	(5)
Accounts Payable	(201)	(348)
Commodities Payable	(631)	(768)
Other	(675)	(398)
Net Cash Flow from Operations	(6,371)	(7,449)

Cash Flow from Investing
Plant, Property & Equipment purchases	(843)	(2,319)
Acquisition of MGI	-	(3,795)
Net Cash Flow from Investing	(843)	(6,114)

Cash Flow from Financing
Proceeds from Stock Issuance	-	11,593
Proceeds from Warrants Exercised	12	1,990
Proceeds from Options Exercised	-	147
Net Change in Debt	2,105	(22)
Net Cash Flow from Financing	2,117	13,708

Net Change in Cash	(5,097)	145

BOP Cash Balance	8,444	7,269
Net Change in Cash	(5,097)	145
EOP Cash Balance	$3,347	$7,414

RiceBran Technologies
 Consolidated Balance Sheets (Unaudited)
 (in $000)

	Period Ended
	6/30/20	12/31/19
Assets

Cash and Cash Equivalents	$3,347	$8,444
Accounts Receivable	2,718	3,738
Inventory	2,009	898
Other Current Assets	1,392	691
Total Current Assets	9,466	13,771

PP&E, Net	18,523	19,077
Operating Lease right-of-use assets	2,604	2,752
Goodwill & Intangibles	4,748	4,865
Other Long-term Assets	-	27
Total Assets	35,341	40,492

Liabilities and Shareholders’ Equity

Accounts Payable	949	833
Commodities Payable	198	829
Accruals & Prepayments	1,524	1,773
Leases, Current	421	410
Debt, Current	2,389	1,967
Total Current Liabilities	5,481	5,812

Leases, Not Current	2,624	2,864
Debt, Not Current	1,847	73
Total Liabilities	9,952	8,749

Preferred Stock	112	112
Common Stock	319,487	318,811
Accumulated Deficit	(294,162)	(287,180)
Accumulated other comprehensive loss	(48)	-
Total Shareholders’ Equity	25,389	31,743

Total Liabilities and Shareholders’ Equity	$35,341	$40,492